Exhibit 99.1

NEWS

For immediate release

Contact:                 Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS THIRD QUARTER FISCAL YEAR 2004 RESULTS

WOOD DALE, ILLINOIS (March 17, 2004) — AAR (NYSE: AIR) today reported its third consecutive quarter of sales growth and improved profitability, with net sales of $161.2 million and net income of $3.0 million or $0.09 per share for the third quarter ended February 29, 2004.  The results represent the highest quarterly sales, gross profit, operating income and net income since the events of September 11, 2001 and include the benefit of a lower effective income tax rate.  For the third quarter of last fiscal year, the Company reported net sales of $157.0 million and net income of $0.7 million or $0.02 per share.

“We are pleased to report another quarter of sales and earnings growth.  Demand for mobility products and performance based logistics services from government customers and their contractors remained strong during the period,” said David P. Storch, President and CEO of AAR.  “We have initiatives in place to increase sales through more long-term program activity and are focused on improving our operating margins and optimizing our asset efficiency.  We’ve stepped up efforts to identify strategic customers for additional long-term sales programs, similar to the recently announced Avio and Vietnam Airlines programs.  We’re working to improve our operating margins through better labor utilization and materials management and by increasing the engineering and technical content in our products.  Our prudent inventory acquisitions have resulted in improved asset efficiency for our parts trading operations, as evidenced by inventory turns of 3.2x for parts purchased since November 2001.”

The year-over-year sales growth and improved profitability were driven primarily by record shipments of manufactured products that support the U.S. Military’s mobility requirements, resulting in a 30.4% increase in sales for the Manufacturing segment.  In the Inventory & Logistics Services segment, demand for logistics support services from government customers continued to grow. Overall sales in this segment declined 3.9% due primarily to the Company’s strategy to de-emphasize low-margin new parts distribution sales.  Sales in the Maintenance, Repair and Overhaul (MRO) segment were 4.9% lower compared with the prior year as the Company experienced lower sales of

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

component repair services. The Company did, however, experience higher sales at its airframe maintenance facility.

The Company achieved higher margins during the third quarter, with gross profit margin increasing to 16.5% from 15.6% in the prior year and operating income increasing 34.3% versus the prior year.  The Company also improved working capital turnover to 3.1x from 2.6x in the prior year and increased order backlog 2% during the quarter and 47% since the beginning of the fiscal year.

Upon completing its fiscal 2003 federal income tax return, the Company determined that it qualified for additional tax benefits of $0.6 million related primarily to its export activities. The Company also reviewed its expected income tax rate for fiscal 2004 and now expects that tax benefits related to current-year export activities will offset federal income tax expense for the year. Taking these items into account, the Company’s net income tax benefit was $0.1 million for the third quarter of fiscal 2004.

During the quarter, the Company issued $75.0 million principal amount of 2.875% convertible notes due February 1, 2024.  The senior, unsecured notes are convertible, under certain circumstances, into approximately 4.03 million shares of AAR common stock at a conversion price of $18.59 per share.  “We are very pleased with this recent financing, which has enabled us to enhance our liquidity, lower our interest expense and increase our operating flexibility.  This added financial flexibility enables us to support our businesses by providing resources to expand capabilities and capitalize on new market opportunities,” Storch added.  The Company used a portion of the proceeds to repurchase $35.0 million of accounts receivable which had been sold under its accounts receivable securitization facility, to repay $16.9 million of 8.00% notes prior to their maturity, and to repay $4.0 million outstanding under its revolving credit facility.  The annual interest expense savings related to these debt repayments is approximately $1.3 million pre tax.  The Company ended the quarter with $100.6 million of cash and available lines of credit. Subsequent to February 29, 2004, the Company repaid notes payable in the amount of $13.5 million.

AAR (NYSE: AIR) is a leading provider of aftermarket support to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 AM (CST) on March 17, 2004. The conference call can be accessed via dial-in (1-913-981-5542; conference code 457532). A replay of the call will be available (1-719-457-0820; conference code 457532) until 12:00 AM (CST) on March 23, 2004.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2003 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Comparative Statement of Operations

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In thousands except per share data)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Sales	$161,151	$156,992	$472,784	$461,208
Cost of sales	134,578	132,467	399,965	395,988
Gross profit	26,573	24,525	72,819	65,220
SG&A and other	19,172	19,016	58,322	59,240
Operating income	7,401	5,509	14,497	5,980
Interest expense	4,720	4,803	14,394	14,553
Interest income	284	296	1,200	1,049
Pretax income (loss)	2,965	1,002	1,303	(7,524)
Provision (benefit) for income taxes	(84)	351	(666)	(2,633)
Net income (loss)	3,049	651	1,969	(4,891)
Earnings (loss) per share-Basic	$0.09	$0.02	$0.06	$(0.15)
Earnings (loss) per share-Diluted	$0.09	$0.02	$0.06	$(0.15)
Average shares outstanding-Basic	32,168	31,846	31,999	31,852
Average shares outstanding-Diluted	32,732	31,849	32,246	31,852

Balance Sheet Highlights

(In thousands except per share data)	February 29, 2004	May 31, 2003
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$48,885	$29,154
Current assets	437,750	396,412
Current maturities of recourse LTD	6,860	59,729
Current maturities of non-recourse LTD*	726	32,527
Current liabilities (excluding current maturities of LTD)	122,791	111,319
Net property, plant and equipment	83,188	94,029
Total assets	721,229	686,621
Recourse long-term debt	229,598	164,658
Non-recourse long-term debt*	31,406	—
Stockholders’ equity	297,471	294,988
Book value per share	$9.23	$9.26
Shares outstanding	32,245	31,850

* The Company’s non-recourse debt associated with an aircraft was refinanced in January of 2004 with the maturity date extended to July of 2005.  Accordingly, a portion of the non-recourse debt has been classified as long-term.

Sales By Business Segment

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In thousands - unaudited)	2004	2003	2004	2003
Inventory & Logistics Services	$61,148	$63,654	$192,142	$190,151
Maintenance, Repair & Overhaul	49,899	52,496	156,324	151,810
Manufacturing	44,246	33,930	101,212	91,233
Aircraft & Engine Sales & Leasing	5,858	6,912	23,106	28,014
	$161,151	$156,992	$472,784	$461,208